Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-232769 on Form S-3 and Registration Statement No. 333-214383 on Form S-8 of our reports dated March 10, 2022 relating to the consolidated financial statements of SandRidge Energy, Inc. and subsidiaries, and the effectiveness of SandRidge Energy, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Houston, Texas
March 10, 2021